October 22, 1998
                                3RD QUARTER, 1998

Note: All numbers are excluding restructuring and other non-recurring charges, unless otherwise indicated.

FINANCIAL HIGHLIGHTS  (Amounts in thousands except per share data)

                                         Third Quarter Ended                      Nine Months Ended
                                          -------------------                     -----------------
                                     1998          1997        % Chg.       1998            1997          % Chg.
                                     ----          ----        ------       ----            ----          -----
Net Sales                          $427,272      $391,162        9.2      $1,295,877    $1,175,692         10.2
Net Earnings                       $ 22,464      $ 35,514      (36.7)     $   79,051    $  108,339        (27.0)
Earnings Per Share - Diluted       $    .38      $    .58      (34.5)     $     1.32    $     1.76        (25.0)
Earnings Per Share - Basic         $    .38      $    .58      (34.5)     $     1.33    $     1.78        (25.3)

Operating Expenses as a
    Percent of Sales                  41.3%         39.5%                      40.5%         39.5%

Margins:
      Gross Profit                    47.3%         50.9%                      47.7%         51.0%
      Operating Income                 9.5%         16.1%                      10.8%         16.1%
      Earnings Before Income
        Taxes                          8.2%         14.4%                       9.5%         14.6%
      Net Earnings                     5.3%          9.1%                       6.1%          9.2%

Overview

Diluted earnings per share for the 1998 third quarter were $0.38 compared with $0.58 for the same period last year, a decrease of 34.5%, and consistent with the September 3 preannouncement. The shortfall results primarily from short-term expenses incurred as Snap-on realigns its internal processes to synchronize with the new computer system. Weakness in the economies of the Asia/Pacific region was a secondary factor.

Much work has been done to address the process issues. Because more time will be required to complete implementation of the solutions, 1998 fourth quarter earnings per share might be below last year's fourth quarter earnings of $0.68 per share by between 10 and 15 percent. There are factors that could more positively or negatively affect this outlook.

If we are able to implement the early stages of Project Simplify without complication, it could have a more positive effect on the quarter. If, however, the process corrections require a longer than anticipated timeframe to carry out, or if the economic situation and consumer confidence significantly weaken, there could be a more negative effect on the quarter.

Net sales for the quarter rose 9.2% over last year's comparable quarter, with increases recorded in the North America and Europe regions. Foreign currency translation rates negatively affected sales growth in the quarter by 2 percentage points. Net sales in the quarter, excluding acquisitions, increased 1%. Net earnings declined 36.7% from 1997's third quarter. The quarter also included a $2.5 million gain on the disposal of property, which was offset by a one-time charge for warranty expenses.

For the first nine months of 1998, diluted earnings per share were $1.32, a 25.0% decline from the first nine months of 1997. Net sales rose 10.2%, with foreign currency translation negatively affecting sales by 2 percentage points. Excluding acquisitions, sales increased 3%.

During the quarter, the company repurchased 420,000 shares of its common stock, bringing shares repurchased year to date to 1,959,400.

Snap-on's pursuit of a format to optimize the returns on its financial services business has resulted in the signing of a letter of intent with a partner, and negotiations for this venture are proceeding.

Restructuring and Other Non-recurring Charges

As previously disclosed, restructuring and other non-recurring charges related to Project Simplify will total $175 million. In the 1998 third quarter, $133.1 million was taken with the remainder of the charges expected over the next year.

Attached is the income statement detailing the effect of the charges.

Operating Expenses/Finance Income
                                         Third Quarter Ended
                                         % of                  % of
                             1998       Sales        1997      Sales    % Chg.
                             ----       -----        -----     -----    ------
Total operating expense    $176,366      41.3      $154,344     39.5      14.3

Finance income (net)       $ 14,657       3.4      $ 18,126      4.6     (19.1)

                                          Nine Months Ended
                                                     % of               % of
                             1998       Sales        1997      Sales    % Chg.
                             ----       -----        ----      -----    ------
Total operating expense    $525,346      40.5      $464,775     39.5      13.0

Finance income (net)       $ 47,529       3.7      $ 53,953      4.6     (11.9)


Total operating expense as a percentage of sales increased 1.8 basis points in the quarter because of higher short-term expenses (such as freight and temporary workers) related to the previously discussed internal process issues, and lower productivity as employees resolved the problems and were trained on the processes.

Net finance income in the 1998 third quarter declined because of the increased securitization of extended credit receivables and the sale of the majority of the lease portfolio in the past year.

Geographic Sales  (Amounts in thousands)

                                   Third Quarter Ended                  Nine Months Ended
                                   -------------------                  ------------------
                              1998         1997      % Chg.        1998            1997        % Chg.
                              ----         ----      ------        ----            ----        ------
North American Sales
 (U.S., Canada,
 Mexico, export)           $ 323,786    $ 313,730      3.2      $  984,608      $  917,672       7.3
European Sales             $  85,821    $  56,475     52.0      $  257,597      $  197,532      30.4
Other Non-U.S. Sales
 (Australia, Japan, all    $  17,665    $  20,957    (15.7)     $   53,672      $   60,488     (11.3)
 other)

Total Net Sales            $ 427,272    $ 391,162      9.2      $1,295,877      $1,175,692      10.2


The North American region includes sales from all channels in the U.S., Canada and Mexico, along with certain U.S. exports. North American sales rose 3.2% in the quarter; foreign currency translation negatively affected sales by 1 percentage point. Excluding acquisitions, sales were even with a year ago. Sales through the dealer and industrial channels increased, but difficult sales comparisons versus a year ago when a high level of emissions-testing equipment was sold and weakness in exports to the Asia/Pacific region offset this growth. For the first nine months of 1998, North American sales in local currency were 8% higher. Excluding acquisitions, sales increased 5% in the first nine months of 1998.

Europe includes sales from all channels in various country markets. In local currency, sales in the third quarter increased 50%. Excluding acquisitions, sales were up 17%. Tool and equipment sales within Europe were strong, but weakness continued in equipment exports to Asia and Eastern Europe. For the first nine months of 1998, sales grew 33% in local currency. Excluding acquisitions, sales in the first nine months of 1998 were even with last year.

The Other Non-U.S. category includes sales throughout the balance of the company's non-U.S. markets, with the majority derived from Japan and Australia. Net sales in the third quarter were negatively affected by 18 percentage points because of the effects of foreign currency translation. In local currency, sales advanced 2%, with both Japan and Australia posting very modest increases. For the first nine months of 1998, sales in local currency increased 3%; currency was a 15% negative effect in the nine-month period.

Key Financial Data

    Balance  Sheet  (includes  third  quarter  1998   restructuring   and  other
non-recurring charges)

o Accounts receivable decreased 5.9% ($31.8 million) to $507.8 million at the 1998 quarter end, compared with $539.6 million at the end of 1997. Growth related to acquisitions was more than offset by the sale of $73.1 million of installment receivables in the first nine months of 1998.
o Excluding the non-recurring charge and acquisitions, inventories in the third quarter increased 2% ($8.7 million) from the end of the 1998 second quarter. Inventory reductions in North America Transportation and Diagnostics were offset by inventories built for fourth quarter sales in Europe and the additive effect of foreign currency on them. Industrial channel inventories also increased as planned September shipments for a private label program for a national retailer were shipped in October.
o Cash and marketable securities were $13.5 million at quarter end, compared with $25.7 million at the end of 1997.
o Total short- and long-term debt was $308.1 million at the end of the 1998 third quarter, compared with $175.0 million at the end of 1997, because of funding requirements for acquisitions, share repurchases and working capital increases.
o Total debt to total capital at quarter end was 28.5%, compared with 16.4% at the end of 1997.
o The current ratio was 2.4 to 1 at the end of the third quarter of 1998, compared with 2.9 to 1 at the end of 1997.
o Working capital decreased to $629.0 million at third quarter end, from $669.2 million at the end of 1997.

Income Statement

o Interest expense for the third quarter of 1998 increased to $5.9 million from the $4.1 million in 1997's comparable quarter. For the first nine months of 1998, interest expense was $15.4 million versus $13.0 million in 1997's comparable period. The increase in both periods is due to a higher level of average debt outstanding.
o The impact of foreign exchange transactions for the third quarter of 1998 was a net loss of $0.8 million versus a net loss of $0.7 million in the third quarter of 1997. In the first nine months of 1998, foreign exchange transactions represented a net loss of $2.5 million versus a net loss of $1.3 million last year. (Note: gains or losses in foreign currency transactions are related to changes in currency value in connection with inter-company transactions and are included in "Other income/expense" on the income statement. This amount does not include the impact of the translations of foreign currencies into U.S. dollars that also affect the income statement. These translation effects are discussed on the previous pages of this Bulletin.)
o The effective tax rate was 36.0% in both the 1998 third quarter and first nine months (excluding the effects of non-recurring charges) versus 37.0% in both the third quarter and first nine months of 1997.
o    Average  shares  outstanding  for diluted EPS in 1998's third  quarter were
     59.7 million shares versus 61.8 in last year's third quarter. Diluted EPS shares for the first nine months of 1998 were 60.0 million versus 61.7 in 1997. For basic EPS in the third quarter, average shares were 59.0 million compared with 61.0 million in 1997. Actual shares outstanding at October 3, 1998 were 58,887,947.

Consolidated Cash Flows
(Amounts in thousands)
(includes third quarter 1998
restructuring and                                   Nine Months Ended
other non-recurring charges)                    October 3,    September 27,
                                                   1998           1997

Net earnings                                    $ (17,410)     $ 108,339

Depreciation & amortization                        32,814         28,087
Changes in operating assets
  & liabilities                                   (33,600)       (67,123)
Changes due to restructuring and
  other non-recurring charges                      96,461          - 0 -
                                                ---------      ---------
      Net cash from operations                     78,265         69,303

Capital expenditures                              (32,332)       (35,597)
Acquisition of businesses                         (76,155)       (52,609)
Cash dividends                                    (38,030)       (37,151)
Increase in debt, net                             122,699         58,173
Purchase of treasury stock                        (75,723)       (14,562)
Other                                               9,067         12,515
                                                ---------      ---------
      Increase (Decrease) in cash &
        cash equivalents                          (12,209)            72

Cash & cash equivalents at beginning of period     25,679         15,350
                                                =========      =========
Cash & cash equivalents at end of period        $  13,470      $  15,422
                                                =========      =========


The 1998 estimate for depreciation and amortization remains unchanged at approximately $44 million. Capital expenditures for 1998 are expected to be $45 to $50 million.

Statements in this analyst  bulletin that are not  historical  facts,  including statements (i) that include the words "believes," "expects," "anticipates," or "estimates" or words of similar importance with reference to the Corporation or management; (ii) specifically identified as forward-looking; or (iii) describing the Corporation's or management's future plans, objectives or goals, are forward-looking statements. The Corporation or its representatives may also make similar forward-looking statements from time to time orally or in writing. The Corporation cautions the reader that these statements are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Those important factors include the Corporation's ability to manufacture, distribute, and/or record the sale of products during the implementation of a new computer system involving the replacement of hardware and software components and the enterprise-wide linking of all functions; the timing or speed with which the Corporation can implement the Project Simplify initiatives and the absence of unanticipated complications; the Corporation's ability to withstand external negative factors including changes in trade, monetary and fiscal policies, laws and regulations, or other activities of governments or their agencies; significant changes in the current competitive environment; inflation; currency fluctuations or the material worsening of the economic and political situation in Asia; and the achievement of productivity improvements and cost reductions. These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Corporation operates in a continually changing business environment and new factors emerge from time to time. The Corporation cannot predict such factors nor can it assess the impact, if any, of such factors on the Corporation or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Corporation disclaims any responsibility to update any forward-looking statement provided in this analyst bulletin.



Lynn L. McHugh                              Snap-on Incorporated
Vice President                              10801 Corporate Drive
Investor Relations                          Pleasant Prairie, WI  53158-1603
414/656-6488
e-Mail:  lynn.l.mchugh@snapon.com